Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kristin Brown
Redwood Trust, Inc.		Investor Relations
Monday, November 7, 2016		(415) 384-3805

REDWOOD TRUST REPORTS THIRD QUARTER 2016 RESULTS

MILL VALLEY, CA – Monday, November 7, 2016 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the third quarter of 2016 of $53 million, or $0.58 per fully diluted share. This compares to net income of $41 million, or $0.48 per fully diluted share, for the second quarter of 2016 and net income of $19 million, or $0.22 per fully diluted share, for the third quarter of 2015. Redwood also reported non-GAAP core earnings for the third quarter of 2016 of $33 million, or $0.39 per fully diluted share. This compares to core earnings of $40 million, or $0.47 per fully diluted share, for the second quarter of 2016.
A reconciliation of GAAP net income to core earnings, along with additional information about Redwood’s core earnings measure, is included in the tables that follow. A further discussion of core earnings is included in the third quarter Redwood Review, which is available on the company’s website at www.redwoodtrust.com.
Redwood also reported estimated REIT taxable income of $26 million, or $0.34 per share, for the third quarter of 2016. This compares to estimated REIT taxable income of $28 million, or $0.36 per share, for the second quarter of 2016 and estimated REIT taxable income of $24 million, or $0.29 per share, for the third quarter of 2015.
At September 30, 2016, Redwood reported GAAP book value per share of $14.74, as compared to $14.20 at June 30, 2016, and $14.67 at December 31, 2015.
After incorporating third quarter results into its current outlook and assuming the spread environment remains stable during the fourth quarter, Redwood expects full year 2016 GAAP net income to fall at the higher end of the $1.20 - $1.50 per share range introduced in the fourth quarter 2015 Redwood Review.
Redwood will host an earnings call today, November 7, 2016, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its third quarter 2016 financial results. The number to dial in order to listen to the conference call is 1-866-575-6536 in the U.S. and Canada. International callers must dial 1-913-312-6677. Callers should reference call ID #9268936. A replay of the call will be available through midnight on November 21, 2016, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #9268936. Live audio of the conference call will also be accessible over the internet at www.redwoodtrust.com, where a link to the call will be posted on Redwood’s home page. To listen to the call over the internet, go to the Redwood website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.

Additional information on Redwood’s business, financial results, and taxable income can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Quarterly Report on Form 10-Q with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Quarterly Report with the Securities and Exchange Commission by Wednesday, November 9, 2016, and make it available on Redwood’s website.
Cautionary Statement:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Redwood’s 2016 earnings outlook, expected 2016 GAAP earnings, statements related to estimates of 2016 REIT taxable income, and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important factors, among others, that may affect our actual results in 2016 include: interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute an increased volume of residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest the proceeds from the potential sale of securities and investments we hold and our other available capital; changes in the values of assets we own; higher than expected operating expenses; and other unforeseen expenses.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Third	Second	First	Fourth	Third
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2016	2016	2016	2015	2015

Interest income	$61	$67	$62	$69	$63
Interest expense	(22)	(22)	(24)	(25)	(24)
Net interest income	39	44	38	44	40
Reversal of provision for loan losses	1	7	—	—	—
Net interest income after provision	40	51	38	44	40
Non-interest income (loss)
Mortgage banking activities, net	10	8	7	—	1
MSR income, net	4	3	6	3	4
Investment fair value changes, net	12	(11)	(20)	(4)	(14)
Other income	2	2	1	1	—
Realized gains, net	7	10	10	20	6
Total non-interest income (loss), net	34	11	4	20	(3)
Operating expenses	(20)	(20)	(30)	(23)	(24)
(Provision for) benefit from income taxes	(1)	—	—	—	7
Net income	$53	$41	$12	$41	$19

Weighted average diluted shares (thousands) (2)	97,832	97,762	77,138	103,377	85,075
Diluted earnings per share	$0.58	$0.48	$0.15	$0.46	$0.22
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1)	Certain totals may not foot due to rounding.

(2)
In the third and second quarters of 2016 and the fourth quarter of 2015, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at September 30, 2016, June 30, 2016, and December 31, 2015 were 76,682, 76,935, and 78,163, respectively.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Nine Months Ended September 30,
($ in millions, except share and per share data)	2016	2015

Interest income	$190	$191
Interest expense	(68)	(71)
Net interest income	122	120
Reversal of provision for loan losses	7	—
Net interest income after provision	129	120
Non-interest income
Mortgage banking activities, net	25	11
MSR income (loss), net	13	(7)
Investment fair value changes, net	(19)	(17)
Other income	4	2
Realized gains, net	26	16
Total non-interest income	49	6
Operating expenses	(71)	(75)
(Provision for) benefit from income taxes	(1)	10
Net income	$106	$61

Weighted average diluted shares (thousands)	97,992	85,339
Diluted earnings per share	$1.23	$0.69
Regular dividends declared per common share	$0.84	$0.84

(1)	Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Reconciliation of GAAP Net Income to Core Earnings (1) (2)	Three Months Ended
($ in millions, except per share data)	September 30, 2016	June 30, 2016

GAAP net income	$53	$41
Adjustments:
Eliminate mark-to-market changes on long-term investments and associated derivatives(3)	(20)	4
Eliminate restructuring and related charges(4)	—	—
Eliminate reversal of commercial loan loss reserve(5)	—	(5)
Income taxes associated with core earnings adjustments(6)	—	—
Total adjustments	(20)	(2)
Core earnings	$33	$40

GAAP net income per diluted common share	$0.58	$0.48
Core earnings per diluted common share(7)	$0.39	$0.47

(1)	Certain totals may not foot due to rounding.

(2)
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management defines core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of our long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads and (ii) include the hypothetical income taxes associated with core earnings adjustments. In addition, Redwood’s core earnings also exclude the impact of the restructuring and related charges associated with the recent restructuring of Redwood's conforming residential and commercial mortgage banking operations in the first quarter of 2016, as well as the release of commercial loan loss reserves in the second quarter of 2016 associated with the anticipated sale of our commercial mezzanine loans.

Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes and other items that management believes are not reflective of core results. Core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings is included in the third quarter Redwood Review.

(3)
Adjustment eliminates the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. More details on the components of investment fair value changes, net, are included in the Financial Insights section of the third quarter Redwood Review.

(4)
Adjustment eliminates operating expense charges from the restructuring of Redwood's conforming residential and commercial mortgage banking operations, which were announced during the first quarter of 2016, and related charges associated with the subsequent announcement of the departure of Redwood's President.

(5)	Adjustment eliminates the benefit to GAAP earnings from the release of $5 million of commercial loan loss reserves, which was associated with the anticipated sale of our commercial mezzanine loans.

(6)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments. For the three months ended September 30, 2016 and June 30, 2016, the core earnings adjustments we made to our reported results did not result in any associated hypothetical income tax adjustments.

(7)
Consistent with the calculation of net income per diluted common share for GAAP purposes, core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the Appendix to the third quarter Redwood Review.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep
($ in millions, except share and per share data)	2016	2016	2016	2015	2015

Residential loans	$4,311	$4,040	$3,715	$3,929	$4,037
Real estate securities	937	884	920	1,233	1,085
Commercial loans	30	325	364	403	468
Mortgage servicing rights	106	110	127	192	163
Cash and cash equivalents	221	217	305	220	235
Other assets	267	322	296	243	269
Total assets	$5,873	$5,898	$5,727	$6,220	$6,257

Short-term debt	$1,117	$1,059	$804	$1,855	$1,873
Other liabilities	185	202	195	142	189
Asset-backed securities issued, net	820	860	958	1,049	1,178
Long-term debt, net	2,620	2,684	2,683	2,028	1,811
Total liabilities	4,742	4,805	4,641	5,074	5,050

Stockholders' equity	1,130	1,093	1,086	1,146	1,207

Total liabilities and equity	$5,873	$5,898	$5,727	$6,220	$6,257

Shares outstanding at period end (thousands)	76,682	76,935	76,627	78,163	82,125
GAAP book value per share	$14.74	$14.20	$14.17	$14.67	$14.69

(1)	Certain totals may not foot due to rounding.